EX-99.1

FOR IMMEDIATE RELEASE: Contacts: Alan Caminiti 914-701-8400 (Media) Dan Loh 914-701-8210 (Investors)

Atlas Air Worldwide Holdings, Inc.
Names Michael L. Barna
Chief Financial Officer

Purchase, N.Y., March 29, 2005 -- Atlas Air Worldwide Holdings, Inc. (AAWW) (OTC: AAWWV.PK), a leading provider of global air cargo services, has named Michael L. Barna Senior Vice President and Chief Financial Officer, effective April 11, 2005. Mr. Barna will also serve as Senior Vice President and Chief Financial Officer of AAWW’s subsidiaries Atlas Air, Inc. (Atlas) and Polar Air Cargo, Inc. (Polar).

Mr. Barna, 44, joins AAWW as a senior financial services executive with diverse leadership and profit-and-loss experience in a number of areas, including business development, equity investing, mergers and acquisitions, debt capital markets activities, and mezzanine/leveraged finance.

From 1988 until 2003, Mr. Barna served GE Capital Corporation in a series of senior management positions, culminating in his role as Executive Vice President – Aviation Services from 2000 to 2003. In that role, he was directly responsible for global strategic planning, operational re-engineering, and e-commerce planning, as well as business development, mergers and acquisitions, and investment strategy/execution, with profit and loss responsibility.

Since 2004, Mr. Barna has served as Partner and Managing Director of Trafin Corporation, a specialty finance company targeting middle-market-company secured financings.

“Mike’s extensive financial background, coupled with his senior management experience at GE Capital Aviation Services, make him an excellent choice as our Chief Financial Officer,” said Jeffrey H. Erickson, President and Chief Executive Officer for AAWW. “We are pleased to have Mike join us and I look forward to working with him in what promises to be an exciting future for our Company and the air cargo industry.”

Prior to joining GE Capital, Mr. Barna evaluated potential mergers and acquisitions as an associate with Peter M. Feldman & Associates. He also was employed by the United States Department of Defense as a Product Assurance Functional Manager/Quality Engineer at the Aberdeen Proving Ground.

Mr. Barna holds a Bachelor of Science degree in chemical engineering from Pennsylvania State University and an MBA from Columbia University.

About Atlas Air Worldwide Holdings, Inc.:

AAWW is the parent company of Atlas and Polar, which together operate the world’s largest fleet of Boeing 747 freighter aircraft.

Atlas is the world’s leading provider of ACMI (aircraft, crew, maintenance and insurance) freighter aircraft to major airlines around the globe. Polar is among the world’s leading providers of airport-to-airport freight carriage. Polar operates a global, scheduled-service network and serves major trade lanes of the world.

Through both of its principal subsidiaries, AAWW also provides commercial and military charter services.

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